UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/30/2006

CV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21643

Delaware	43-1570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-8500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 30, 2006, CV Therapeutics, Inc. (the "Company") entered into a Seventh Amendment of Lease (the "Lease Amendment") with Wheatley Family Limited Partnership, the landlord for the Company's facilities ("Landlord") located at 3172 Porter Drive, Palo Alto, California and 3174 Porter Drive, Palo Alto, California (together, the "Facilities") effective as of January 19, 2006. Pursuant to the Lease Amendment, the Company and Landlord agreed to extend the term of the lease for an additional two-year period, from May 1, 2014 until April 30, 2016, subject to the Company's option to extend the lease from May 1, 2016 until August 31, 2025. Certain adjustments were made to the Company's monthly basic rent obligation for the Facilities, and the Landlord has agreed to make certain improvements to the Facilities as specified in the Lease Amendment.

In connection with the Lease Amendment, effective January 19, 2006 the Company issued two warrants (the "Warrants") for an aggregate total of 200,000 shares of the Company's common stock, with one Warrant issued to the Wheatley Family Limited Partnership for 163,309 shares and the other Warrant issued to The Board of Trustees of the Leland Stanford Junior University for 36,691 shares. Each warrant has an exercise price of $24.04 per share, and an exercise period ending on the later of (A) the tenth anniversary of the date of issuance, if at any time prior to the fifth anniversary of the date of issuance, the closing price of the Company's common stock is less than $48.08 for each trading day during any period of 20 consecutive trading days, or (B) the fifth anniversary of the date of issuance.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS, INC.

Date: January 31, 2006	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel